     Earnings Release

JETBLUE ANNOUNCES THIRD QUARTER 2019 RESULTS

NEW YORK (October 22, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2019:

•
Reported diluted earnings per share of $0.63 in the third quarter of 2019 compared to a diluted earnings per share of $0.16 in the third quarter of 2018. Adjusted diluted earnings per share was $0.59(1) in the third quarter of 2019 versus $0.42(1) in the third quarter of 2018.  Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.

•
GAAP pre-tax income of $254 million in the third quarter of 2019, compared to a pre-tax income of $68 million in the third quarter of 2018. Excluding the one-time items, adjusted pre-tax income of $239 million(1), up 32% from an adjusted pre-tax income of $180 million(1) in the third quarter of 2018.

•
Pre-tax margin of 12.2%, up from a pre-tax margin of 3.4% in the third quarter of 2018. Adjusted pre-tax margin of 11.4%(1), a 2.4 percentage point increase year over year from an adjusted pre-tax margin of 9.0%(1), exclusive of the one-time items.

Highlights from the Third Quarter 2019

•	Third quarter 2019 revenue per available seat mile (RASM) declined (0.9)% year over year. This decline is slightly better than the mid-point of our updated guidance range of (2.0)% to 0.0%.

•
Operating expenses per available seat mile, excluding fuel (CASM ex-fuel)(1) increased 0.3%, better than the low end of our initial guidance range of 0.5% to 2.5%. This improvement is driven by the compounding benefits of the Structural Cost Program, and the favorable timing of expenses from the third into the fourth quarter of 2019.

Key Guidance for the Fourth Quarter and Full Year 2019:

•	Capacity is expected to increase between 4.5% and 6.5% year over year in the fourth quarter 2019. For the full year 2019, JetBlue expects capacity to increase between 6.0% and 7.0%.

•	RASM growth is expected to range between (3.5)% and (0.5)% for the fourth quarter 2019 compared to the same period in 2018.

•	CASM ex-fuel is expected to range between (1.0)% and 1.0% for the fourth quarter of 2019. For the full year 2019, JetBlue expects year over year CASM ex-fuel growth between 0.5% and 1.0%.

For further details see the latest Investor Update and the Third Quarter 2019 Earnings Presentation available via the internet at http://investor.jetblue.com.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 22, 2019 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

Executing our Plan to Reach our EPS Commitments

“I want to thank all the teams at JetBlue for executing our plan to create long-term value for our customers and owners. We are gaining traction on all of the strategic ‘Building Blocks’ we laid out in our last Investor Day. We are just beginning to see the benefits of our revenue, cost, fleet and capital allocation efforts, with additional opportunities ahead of us. Despite some near-term pressures on revenue in our international markets and NEO delays, we believe we are on track to deliver on our goal of $2.50 to 3.00 dollars EPS in 2020,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“I’m particularly pleased with the progress we are making to improve our unit costs as we deliver on our commitments. In the third quarter, we beat the low end of our CASM ex-Fuel guidance, despite over a half point of capacity lost due to Hurricane Dorian. Our improved completion factor more than offset any storm impact.”

“In our commercial building blocks, we believe that our plan to strengthen our unit revenues into 2020 can return us to positive RASM growth. Our efforts into 2020 include a second year of network reallocation and ancillary initiatives, innovations from JetBlue Travel Products, our ongoing work in Loyalty, as well as the contribution from Fare Options 2.0 launching this quarter.”

Revenue Performance and Outlook

“During the third quarter our capacity grew 4.8 percent, near the high end of our guidance range of 3 to 5 percent. Higher capacity growth was the result of solid improvement in our completion factor. Our operational initiatives more than offset the impact of hurricane Dorian and runway construction in Fort Lauderdale and JFK,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“Our Latin and Caribbean franchise was impacted by disruption in multiple markets. We saw challenges begin earlier this year, but ramped significantly through the summer. We’ve taken quick action and are redeploying capacity to manage demand in the impacted markets.

For the fourth quarter, we expect RASM to decline between (3.5) and (0.5) percent year over year. We anticipate steady demand in the domestic market, led by transcon and business travel, and see a broadly decelerating domestic yield environment for JetBlue and the industry. In our international markets, we expect capacity and demand challenges to continue into the fourth quarter. We expect ongoing capacity adjustments, combined with demand recovery, to further improve our international RASM trends into next year.”

Cost Performance, Outlook and Balance Sheet

“During the third quarter, CASM ex‐fuel increased 0.3 percent year over year, beating the low end of our guidance range of 0.5 to 2.5 percent. CASM ex-fuel growth was driven by ongoing Structural Cost Program benefits, but also benefited by a half point of timing as expenses shift to the fourth quarter,” said Steve Priest, JetBlue’s EVP Chief Financial Officer.

“I’m thrilled with the progress we are making on better controlling our cost growth. We entered the fourth quarter ahead of plan for the year, and are well on pace to beat the mid-point of our original full year 2019 cost guidance of 1.0 percent. We now estimate our CASM ex-Fuel guide for 2019 should range between 0.5 and 1.0 percent.

I’m proud of the efforts of our team to overcome lower scheduled capacity growth, manage through runway construction in Fort Lauderdale and JFK, and manage the impact of NEO delays and hurricane Dorian.

This is the result of relentless execution of our Structural Cost Program, and an outstanding focus on costs by the entire JetBlue team.”

Capital Allocation and Liquidity

JetBlue ended the quarter with approximately $994 million in unrestricted cash, cash equivalents, and short term investments, or 12.4% of trailing twelve month revenue. JetBlue repaid $76 million in regularly scheduled debt and capital lease obligations for the third quarter.

Fuel Expense and Hedging

The realized fuel price in the quarter was $2.06 per gallon, an 11% decline versus third quarter 2018 realized fuel price of $2.32.

JetBlue has entered into forward fuel derivative contracts to hedge its fuel consumption for the fourth quarter of 2019.  Based on the forward curve as of October 11th, JetBlue expects an average all-in price per gallon of fuel of $2.07 in the fourth quarter of 2019.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information please visit jetblue.com.

Notes

(1)	Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2018 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2019	2018(1)	Change		2019	2018(1)	Change
OPERATING REVENUES
Passenger	$2,005	$1,941	3.3		$5,838	$5,490	6.3
Other	81	67	21.6		225	200	12.8
Total operating revenues	2,086	2,008	3.9		6,063	5,690	6.6

OPERATING EXPENSES
Aircraft fuel and related taxes	471	515	(8.5)		1,392	1,423	(2.1)
Salaries, wages and benefits	580	515	12.6		1,731	1,500	15.4
Landing fees and other rents	125	123	0.7		362	355	1.9
Depreciation and amortization	134	120	12.0		385	345	11.6
Aircraft rent	26	28	(5.9)		76	76	(0.2)
Sales and marketing	74	72	3.1		215	214	0.4
Maintenance, materials and repairs	158	168	(5.9)		482	498	(3.2)
Other operating expenses	271	277	(2.4)		833	798	4.5
Special items	—	112	(100.4)		14	431	(96.9)
Total operating expenses	1,839	1,930	(4.7)		5,490	5,640	(2.6)

OPERATING INCOME	247	78	218.5		573	50	1,043.2

Operating margin	11.8%	3.9%	7.9	pts.	9.4%	0.9%	8.5	pts.

OTHER INCOME (EXPENSE)
Interest expense	(18)	(18)	3.1		(57)	(49)	14.8
Capitalized interest	4	2	55.5		10	7	40.4
Gain on equity method investments	15	—	n/a		15	—	n/a
Interest income and other	6	6	(11.7)		7	11	(39.7)
Total other income (expense)	7	(10)	169.0		(25)	(31)	21.2

INCOME BEFORE INCOME TAXES	254	68	270.7		548	19	2,853.7

Pre-tax margin	12.2%	3.4%	8.8	pts.	9.0%	0.3%	8.7	pts.

Income tax expense (benefit)	67	18	277.0		140	—	25,770.7

NET INCOME	$187	$50	268.5		$408	$19	2,034.7

EARNINGS PER COMMON SHARE:
Basic	$0.63	$0.16			$1.36	$0.06
Diluted	$0.63	$0.16			$1.35	$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	294.0	308.7			300.1	314.8
Diluted	295.9	310.3			301.8	316.4

(1) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2019	2018	Change		2019	2018	Change

Revenue passengers (thousands)	11,061	11,050	0.1		32,252	31,854	1.3
Revenue passenger miles (millions)	13,930	13,362	4.2		40,446	38,271	5.7
Available seat miles (ASMs) (millions)	16,296	15,551	4.8		47,762	44,713	6.8
Load factor	85.5%	85.9%	(0.4)	pts.	84.7%	85.6%	(0.9)	pts.
Aircraft utilization (hours per day)	11.9	12.0	(0.8)		11.9	11.8	0.8

Average fare	$181.26	$175.66	3.2		$181.01	$172.36	5.0
Yield per passenger mile (cents)	14.39	14.53	(0.9)		14.43	14.35	0.6
Passenger revenue per ASM (cents)	12.30	12.48	(1.4)		12.22	12.28	(0.5)
Revenue per ASM (cents)	12.80	12.91	(0.9)		12.69	12.73	(0.2)
Operating expense per ASM (cents)(2)	11.29	12.41	(9.1)		11.50	12.61	(8.9)
Operating expense per ASM, excluding fuel (cents)(1)(2)	8.33	8.31	0.3		8.48	8.40	1.0

Departures	94,191	95,119	(1.0)		276,467	274,853	0.6
Average stage length (miles)	1,132	1,093	3.6		1,140	1,093	4.3
Average number of operating aircraft during period	253.2	247.5	2.3		253.1	245.7	3.0
Average fuel cost per gallon, including fuel taxes	$2.06	$2.32	(11.0)		$2.09	$2.23	(6.5)
Fuel gallons consumed (millions)	229	222	2.8		666	637	4.6
Average number of full-time equivalent crewmembers					18,528	17,767

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel (CASM Ex-Fuel) at the end of our Earnings Release for more information on this non-GAAP measure. CASM Ex-Fuel excludes fuel and related taxes, special items, and operating expenses related to other non-airline businesses.

(2) Recast to reflect the adoption of ASC 842 Leases.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)
	September 30,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$695	$474
Total investment securities	304	416
Total assets(1)	11,319	10,959
Total debt	1,636	1,670
Stockholders' equity(1)	4,764	4,685

(1) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the U.S., or GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Consolidated operating cost per available seat mile, excluding fuel and related taxes, and certain non-airline operating expenses, and special items (“CASM Ex-Fuel”)

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel. During the periods presented below, special items include one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs which are subject to many economic and political factors beyond our control, or not related to the generation of an available seat mile, such as operating expense related to other non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019		2018		2019		2018
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses(1)	$1,839	$11.29	$1,930	$12.41	$5,490	$11.50	$5,640	$12.61
Less:
Aircraft fuel and related taxes	471	2.89	515	3.31	1,392	2.92	1,423	3.18
Other non-airline expenses(1)	10	0.07	11	0.07	32	0.07	32	0.06
Special items	—	—	112	0.72	14	0.03	431	0.97
Operating expenses, excluding fuel(1)	$1,358	$8.33	$1,292	$8.31	$4,052	$8.48	$3,754	$8.40

(1) Recast to reflect the adoption of ASC 842 Leases.

Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding special items, gain on equity method investments, and impact of tax reform

Our GAAP results in the applicable periods were impacted by the following: (a) the 2017 tax reform, (b) a gain on equity method investments, and (c) charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. During the periods presented below, special items include one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS, GAIN ON EQUITY METHOD INVESTMENTS, AND IMPACT OF TAX REFORM
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018(1)	2019	2018(1)
Total operating expenses	$1,839	$1,930	$5,490	$5,640
Less: Special items	—	112	14	431
Total operating expenses excluding special items	$1,839	$1,818	$5,476	$5,209

Operating income	$247	$78	$573	$50
Add back: Special items	—	112	14	431
Operating income excluding special items	$247	$190	$587	$481

Income before income taxes	$254	$68	$548	$19
Add back: Special items	—	112	14	431
Less: Gain on equity method investments	$15	$—	$15	$—
Income before income taxes excluding special items and gain on equity method investments	$239	$180	$547	$450

Income before income taxes excluding special items and gain on equity method investments	$239	$180	$547	$450
Less: Income tax expense (benefit)	67	18	140	—
Less: Income tax related to special items	—	28	3	107
Less: Income tax related to gain on equity method investments	(4)	—	(4)	—
Less: Tax reform impact	—	4	—	11
Net Income excluding special items, gain on equity method investments, and tax reform impact	$176	$130	$408	$332

Earnings Per Common Share:
Basic	$0.63	$0.16	$1.36	$0.06
Add back: Special items, net of tax	—	0.27	0.03	1.03
Less: Gain on equity method investments, net of tax	0.04	—	0.04	—
Less: Tax reform impact	—	0.01	—	0.03
Basic excluding special items, gain on equity method investments, and tax reform impact	$0.59	$0.42	$1.35	$1.06

Diluted	$0.63	$0.16	$1.35	$0.06
Add back: Special items, net of tax	—	0.27	0.03	1.02
Less: Gain on equity method investments, net of tax	0.04	—	0.03	—
Less: Tax reform impact	—	0.01	—	0.03
Diluted excluding special items, gain on equity method investments, and tax reform impact	$0.59	$0.42	$1.35	$1.05

(1) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com